Exhibit 99.1

Unaudited Pro Forma Consolidated Financial Information

The unaudited pro forma consolidated financial information below has been prepared to illustrate the effect of Limoneira Company’s disposition of the Northern Properties (the “disposition”), which was consummated on January 31, 2023, for cash consideration of approximately $100 million, as well as the Farm Management Agreement and Grower Packing & Marketing Agreement which were entered into with the buyer concurrent with the disposition (together the “additional agreements” and together with the disposition the “transaction”). The proceeds were used to pay down all of the Company’s domestic debt except the Farm Credit West $40 million non-revolving line of credit. The Company believes the additional agreements and the paydown of the debt are material within the context of the transaction and therefore are included in the unaudited pro forma consolidated financial information. The disposition does not meet the criteria for discontinued operations in accordance with FASB Accounting Standards Codification (ASC) Topic 205-20, Discontinued Operations.

Such information is based on Limoneira Company’s historical financial statements as adjusted to give effect to the transaction. In the unaudited pro forma consolidated statement of operations for the year ended October 31, 2022, it is assumed that the disposition occurred on November 1, 2021. In the unaudited pro forma consolidated balance sheet as of October 31, 2022, it is assumed that the disposition occurred on October 31, 2022.

The accompanying notes should be read together with the unaudited pro forma consolidated financial information. Such notes describe the assumptions and estimates related to the unaudited adjustments to the pro forma consolidated financial information.

The pro forma consolidated financial information may not necessarily reflect the financial condition or results of operations had the disposition occurred on the dates noted above, and Limoneira Company’s actual results may differ from the pro forma amounts presented.

Limoneira Company

Unaudited Pro Forma Consolidated Balance Sheet

As of October 31, 2022

($ in thousands, except share amounts)

	Limoneira Company Historical	Adjustments for Disposition of Northern Properties	Note 2	Pro Forma
Assets
Current assets:
Cash	$857	34,248	B	$35,105
Accounts receivable, net	15,651			15,651
Cultural costs	8,643	(4,405)	A	4,238
Prepaid expenses and other current assets	8,496			8,496
Receivables/other from related parties	3,888			3,888
Total current assets	37,535	29,843		67,378

Property, plant and equipment, net	222,628	(53,144)	A	169,484
Real estate development	9,706			9,706
Equity in investments	72,855			72,855
Goodwill	1,506			1,506
Intangible assets, net	7,317	(12)	A	7,305
Other assets	16,971	(1,320)	A	15,651
Total assets	$368,518	(24,633)		$343,885

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,663			$10,663
Growers and suppliers payable	10,740			10,740
Accrued liabilities	11,279	(68)	A	12,811
		1,600	D
Income taxes payable	-	10,045	H	10,045
Payables to related parties	4,860			4,860
Current portion of long-term debt	1,732	(1,356)	B	376
Total current liabilities	39,274	10,221		49,495
Long-term liabilities:
Long-term debt, less current portion	104,076	(63,204)	B	40,872
Deferred income taxes	23,497			23,497
Other long-term liabilities	9,807			9,807
Total liabilities	176,654	(52,983)		123,671
Commitments and contingencies	-			-

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding) (8.75% coupon rate)	1,479			1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding) (4% dividend rate on liquidation value of $1,000 per share)	9,331			9,331

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding)	-			-
Common Stock – $0.01 par value (39,000,000 shares authorized)	177			177
Additional paid-in capital	165,169	1,600	D	166,769
Retained earnings	15,500	39,995	C	42,450
		(3,200)	D
		(10,045)	H
Accumulated other comprehensive loss	(7,908)			(7,908)
Treasury stock, at cost	(3,493)			(3,493)
Noncontrolling interest	11,609			11,609
Total stockholders’ equity	181,054	28,350		209,404
Total liabilities and stockholders’ equity	$368,518	(24,633)		$343,885

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Information.

Limoneira Company

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended October 31, 2022

($ in thousands, except share amounts)

	Limoneira Company Historical	Adjustments for Disposition of Northern Properties	Note 2	Pro Forma
Net revenues:
Agribusiness	$179,281	$3,180	F	$182,461
Other operations	5,324			5,324
Total net revenues	184,605	3,180		187,785
Costs and expenses:
Agribusiness	160,651	(1,476)	E	162,243
		3,068	F
Other operations	4,438			4,438
Gain on disposal of assets	(4,500)	(39,995)	C	(44,495)
Selling, general and administrative	21,815	3,200	D	25,015
Total costs and expenses	182,404	(35,203)		147,201
Operating income	2,201	38,383		40,584
Other (expense) income:
Interest income	53			53
Interest expense, net of patronage dividends	(2,291)	2,037	G	(254)
Equity in earnings of investments, net	1,341			1,341
Other expense, net	(955)			(955)
Total other (expense) income	(1,852)	2,037		185

Income before income tax provision	349	40,420		40,769
Income tax provision	(823)	(11,035)	H	(11,858)
Net (loss) income	(474)	29,386		28,912
Loss attributable to noncontolling interest	238			238
Net (loss) income attributable to Limoneira Company	(236)	29,386		29,150
Preferred dividends	(501)			(501)
Net (loss) income applicable to common stock	$(737)	$29,386		$28,649

Basic net (loss) income per common share	$(0.04)	$1.64	I	$1.60
Diluted net (loss) income per common share	$(0.04)	$1.59	I	$1.55

Weighted-average common shares outstanding – basic	17,513,000	-		17,513,000
Weighted-average common shares outstanding – diluted	17,513,000	805,000		18,318,000

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Information.

Notes to the Unaudited Pro Forma Consolidated Financial Information

Note 1. Basis of Presentation

The historical financial statements have been adjusted in the pro forma consolidated financial information to give effect to certain transaction accounting adjustments, as discussed further in Note 2. The disposition of the Northern Properties was accounted for in accordance with FASB Accounting Standards Codification (ASC) Topic 360, Property, Plant and Equipment.

Note 2. Unaudited Pro Forma Adjustments

The pro forma adjustments are preliminary and are subject to change. The unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statement of operations reflect:

A. Adjustments to the assets disposed, including (1) cultural costs of $4,405,000, (2) property, plant and equipment, net of $53,144,000, (3) intangible assets, net of $12,000, (4) other assets of $1,320,000 and (5) accrued liabilities of $68,000.

B. The net cash proceeds received of $85,891,000 and $12,917,000 of debt directly repaid through the disposal transaction. Additionally, it is assumed that the proceeds were used to pay down all of the Company’s domestic debt except the Farm Credit West $40,000,000 non-revolving line of credit. Thus, $1,356,000 and $50,287,000 of the cash proceeds were used to pay down the Company’s current and long-term debt, respectively, with the remainder of $34,248,000 increasing cash.

C. The nonrecurring gain on disposal of assets of $39,995,000.

D. A nonrecurring adjustment of $3,200,000 to selling, general and administrative expenses for executive bonuses due to the transaction per the terms of Retention Bonus Agreements executed on October 26, 2022. Half of the bonus is paid in cash and half is paid in restricted shares.

E. An adjustment of $1,476,000 for the reduction in depreciation expense related to the disposed assets.

F. An adjustment for the increase in agribusiness revenues of a net $3,180,000 and increase in agribusiness expenses of a net $3,068,000 related to the transaction. Proforma agribusiness revenues are reduced by $6,804,000 due to the reduction of orange and specialty citrus revenues and are increased by $9,984,000 for farm management revenues.

G. An estimated adjustment of $2,037,000 related to interest expense on the reduction in the Company’s debt, comprised primarily of the following: 1) $2,101,000 related to a $71,293,000 reduction to the revolving line of credit with an assumed average variable rate of 2.9% and 2) $704,000 related to $19,589,000 in reductions to various fixed rate term loans and a note payable with an average rate of 3.6%, partially offset by reductions to patronage dividends received and capitalized interest.

H. The income tax effects of the transaction accounting adjustments, by using Limoneira’s statutory federal and state income tax rates of 21.0 percent and 6.3 percent, respectively.

I. Basic and diluted pro forma net (loss) income per common share is based on the weighted average number of shares of Limoneira Company’s common stock outstanding for the period presented. The adjustment for the restricted shares granted in connection with the Retention Bonus Agreements described in Item D is assumed to have occurred on March 14, 2022 with the stock price on the date of grant of $12.73 per share and 125,672 restricted shares issued. The computations for pro forma basic and diluted net income per common share are as follows (in thousands, except per share amounts):

	Limoneira Company Historical	Adjustments for Disposition of Northern Properties	Pro Forma
Basic net income (loss) per common share:
Net income (loss) applicable to common stock	$(737)	$29,103	$28,366
Effect of unvested, restricted stock	(50)	(344)	(394)
Numerator: Net loss for basic EPS	(787)	28,759	27,972
Denominator: Weighted average common shares - basic	17,513	-	17,513
Basic net income (loss) per common share	$(0.04)	$1.64	$1.60

Diluted net income (loss) per common share:
Numerator for basic EPS	$(787)	$28,759	$27,972
Plus: Preferred dividends	-	501	501
Numerator: Net income (loss) for diluted EPS	(787)	29,260	28,473
Weighted average common shares - basic	17,513	-	17,513
Effect of dilutive unvested, restricted stock and preferred stock	-	805	805
Denominator: Weighted average common shares - diluted	17,513	805	18,318
Diluted net income (loss) per common share	$(0.04)	$1.59	$1.55